Exhibit 1

ASX	Level 18, 275 Kent Street Sydney, NSW, 2000

Release

3 August 2021

WESTPAC GROUP COMPLETES SALE OF STRATEGIC ALLIANCES (“VENDOR FINANCE”) BUSINESS

Following the announcement on 21 August 2020 of Westpac’s intention to sell its Vendor Finance business to Angle Finance 1, Westpac Group today announced it has completed the sale.

The sale has a negligible impact on Westpac’s balance sheet and capital ratios. A small accounting loss was recognised in FY20.

Chief Executive, Specialist Businesses & Group Strategy, Jason Yetton, said “Westpac is pleased to have successfully executed the transaction which will help Australian businesses continue to finance small ticket equipment loans to grow and be successful and help us become a simpler bank.”

For further information:

Lisa Parrett	Andrew Bowden
Senior Manager Media Relations	Head of Investor Relations
0432 933 796	0438 284 863

This document has been authorised for release by Tim Hartin, General Manager & Company Secretary.

1 Angle Finance is a portfolio company of Cerberus Capital Management, L.P.